EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
ChinaCast Education Corporation
We hereby consent to the use in the Registration Statement on Form SB-2 of our report, dated April 11, 2006, except for Note 8, as to which the date is August 11, 2006, Note 9, as to which the date is April 24, 2006, and Note 10, as to which the date is January 4, 2007 on the financial statements of ChinaCast Education Corporation (formerly Great Wall Acquisition Corporation) which appear in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
February 12, 2007